Exhibit 99.1

Manitex International, Inc. Reports Fourth Quarter and Full Year 2015 Results

PM and ASV Acquisitions Drive 56.5% Increase in Annual Net Revenues to $387 Million

Cash Generation Provides $45 Million in Net Debt Reduction

Bridgeview, IL, March 10, 2016 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and specialized material and container handling equipment, today announced Fourth Quarter and Full Year 2015 results for continuing operations.

For the full year 2015, the Company reported a loss from continuing operations attributable to Manitex shareholders of ($4.0) million, or ($0.25) per share, on net sales of $386.7 million, compared to income from continuing operations of $8.1 million or $0.59 per share, on sales of $247.2 million for the full year 2014. Most of this loss occurred in the fourth quarter of 2015, in which the loss from continuing operations attributable to Manitex shareholders was ($3.9) million or ($0.24) per share, on net sales of $93.5 million. In the fourth quarter 2014, income from continuing operations attributable to Manitex shareholders was $0.7 million or $0.05 per share, on net sales of $62.3 million.

Chairman and Chief Executive Officer, David Langevin, commented, “As you all are aware, the heavy equipment industry in 2015 has experienced a severe drop off in sales particularly in the energy sector. We have explained previously that the effect of this decline is compounded by the resale, at low prices, of this multi-use equipment, just recently purchased by companies in the energy sector. Facing this reality, we made the conscious decision that our Company’s long term interests would be best served by improving our balance sheet by aggressively reducing debt, even at the expense of current earnings. Thus, during the year, and particularly in the fourth quarter, we took decisive steps to achieve this goal. We sold inventory at margins which, in normal times, would have been unacceptable, we divested one of our historically underperforming and non-strategic subsidiaries, we reduced workforce, and restructured operations and facilities. This resulted in a $45 million reduction in our total debt and the near elimination, at this point in time, of the $14 million term debt taken in January 2015 to acquire PM Group. In so doing, we incurred charges that resulted in a significant loss for the year while other factors such as currency translation, also impacted our results.

Mr. Langevin, continued, “We significantly reduced our debt in the fourth quarter by $20 million which resulted in a debt reduction of $45 million for the full year, which as noted above was our key priority for 2015. The debt pay down in 2015 was enabled by almost $26 million in EBITDA generation, working capital reductions, as well as from the sale of Load King trailers in December which was the first in a series of moves that we identified as part of our strategic plan. This plan calls for the divestiture of certain lower margin, non-crane product lines and other measures to improve our capital allocation and financial profile during 2016 and beyond.”

Full Year 2015 Highlights:

•	Debt reduction of $44.6 million from year end 2014.

•	Net Revenues(1) Grew 56.5% to $387 million from $247 million

•	Adjusted EBITDA(1, 2) was $25.8 million, or 6.7% of sales compared to $22.0 million, or 8.9% of sales in 2014.

•	Cost reduction plan target of $4.0 million exceeded (achieved $5.0 million) through new sourcing and operating efficiency initiatives.

•	Completed acquisition of PM Group in January 2015.

— more —

•	Reduced margin on crane sales, restructuring charges, currency translation, and other costs significantly reduced net income and Adjusted EBITDA

•	Consolidated backlog was $82.5 million at December 31, 2015, compared to $98.2 million at December 31, 2014 (Subsequent to the year-end, backlog increased to $98.5 million as of January 31, 2016)

Fourth Quarter Highlights:

•	Reduced debt by $19.7 million in the quarter.

•	Net revenues increased 50.1% year-over-year to $93.5 million compared to $62.3 million.

•	Adjusted EBITDA (2) was $3.6 million or 3.8% of sales, compared to $5.7 million or 9.1% of sales in the prior year’s period.

•	Completed sale of Load King trailers for $6.5 million cash in December 2015 as a first step of strategic rationalization.

(1)	Net Sales and all other income statement items except as noted, exclude results of Load King trailers business unit, which was sold in December 2015, and is recorded as “Discontinued Operations”; all remaining units are aggregated as “Continuing Operations”
(2)	Adjusted EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

In 2015, we incurred the following after-tax expenses that we have used to calculate income from continuing operations as adjusted: PM and ASV acquisition transaction related, net of minority share effect, of $2.1 million (EPS effect $0.13); Inventory restructuring and other related restructuring expenses of $1.9 million (EPS effect $0.12); Foreign exchange and other costs of $0.6 million (EPS effect $0.04). Consequently, income from continuing operations as adjusted for the full year 2015 was $0.6 million or $0.04 per share, compared to $9.8 million or $0.71 per share in 2014.

In the fourth quarter 2015, we incurred the following after-tax expenses that we have used to calculate income from continuing operations as adjusted: Inventory restructuring and related restructuring expense of $1.5 million (EPS effect $0.09); Foreign exchange and other costs of $0.6 million (EPS effect $0.04). Consequently, loss from continuing operations, as adjusted, in the fourth quarter of 2015 was ($1.7) million or ($0.11) per share, compared to fourth quarter 2014 income from continuing operations as adjusted of $2.3 million, or $0.16 per share.

Mr. Langevin, continued, “Incurring losses and challenging operating conditions often result in difficult decisions and actions, but going forward we are a stronger Company that is much better positioned to deal with a depressed marketplace, and take advantage of what, over time, should be a rebounding demand and replacement cycle. Our steps will not only result in reduced interest charges, which could be in the range of 10 to 15 cents per share, depending on working capital levels, but will also provide a lower cost base production capability with greater efficiencies and better profit margins. This combined with the broadened product base provided by our most recent ASV and PM acquisitions, and our reduced exposure to the energy market, now only approximately 5% of total sales, gives us substantial optimism about our Company’s performance in 2016 and beyond.”

Mr. Langevin concluded, “So while 2015 was a challenging year for industrial equipment companies, we have come through periods of contraction before, and we believe that the actions we’ve taken, particularly with respect to our debt reduction and balance sheet strengthening have us positioned to emerge from this cyclical downturn as a company with higher sales, higher margins, and higher returns than ever. While we have been impacted from the collapse in energy pricing and the corresponding reduced demand for industrial equipment to service that sector, our future is not dependent on any recovery in the energy patch, rather it is going to be a function of growing our higher-margin businesses and proliferating our presence in the markets that are currently growing and available to us. Our focus for 2016 will be to continue to reduce our debt, optimize our cost structure and executing on our sales and margin targets for each of our core business units.”

Consolidated Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Revenues	$93,491	$62,299	$386,737	$247,164
% Change vs 2014	50.1%	—	56.5%	—
Operating Income as adjusted	794	4,540	13,693	17,830
Operating Margin %	0.8%	7.3%	3.5%	7.2%
Operating (Loss) Income as reported	(1,070)	2,184	8,421	15,474
Operating Margin %	(1.1)%	3.5%	2.2%	6.3%

Net sales for 2015 were $386.7 million, an increase of $139.5 million or 56.5% compared to 2014, and included a negative impact of $28.3 million from currency translation, the result of a stronger US dollar in 2015. Excluding sales of $202.9 million from the acquisition of PM Group, acquired in January 2015, and the full year effect of the ASV acquisition that occurred in December of 2014, sales would have reduced $63.4 million or 25.7%, the effect of reduced demand for crane product arising from the slowdown in energy extraction markets and the redeployment of surplus equipment into the general construction market. By segment, Lifting equipment revenues increased $32.7 million or 14.3%, Equipment Distribution decreased $7.9 million or 37.4% and the ASV segment contributed $116.9 million. The Lifting segment included the benefit of $93.0 million of sales from PM Group but was also adversely impacted by the previously mentioned currency translation impact of $28.3 million.

2015 operating income as adjusted for acquisition transaction and restructuring related costs was $13.7 million or 3.5% of sales compared to $17.8 million or 7.2% of sales in 2014. Adjusted gross profit margins remained relatively steady at 18.5% compared to 19.2% in 2014, with the adverse impacts of lower volume and a product mix of smaller cranes being partially offset by higher margin PM product sales and the benefit of cost reduction activities. Adjusting for the additional operating expenses of acquired businesses, operating expenses were reduced by $3.7 million or 12.7%.

Net sales for the three months ended December 31, 2015 were $93.5 million, an increase of $31.2 million or 50.1% compared to the fourth quarter of 2014, and included a negative impact of $6.9 million from currency translation effect. Excluding sales of $50.8 million from the acquisition of PM Group, acquired in January 2015, and the full year effect of the ASV acquisition that occurred in December of 2014, sales would have reduced $19.6 million or 32.7%. Lifting equipment revenues increased $11.8 million or 21.4%, Equipment Distribution decreased $3.9 million or 57.5% and the ASV segment increased $23.5 million. The Lifting segment included the benefit of $27.3 million of sales from PM Group but was also adversely impacted by the previously mentioned currency translation impact of $6.8 million.

For the three months ended December 31, 2015, operating income as adjusted was $0.8 million or 0.8% of sales, and compared to $4.5 million and 7.3% for the comparable period of 2014. Gross profit increased $4.0 million with contribution from the PM acquisition offsetting reduced gross margin from lower sales in the crane and equipment distribution operations. Adjusted gross profit percent was 17.4% from 19.8 % in the year ago period. Adjusted operating expenses, excluding the expenses relating to the acquired ASV and PM operations were flat year over year.

Lifting Equipment Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Revenues	$66,824	$55,053	$261,232	$228,518
% Change vs 2014	21.4%		14.3%
Operating Income as adjusted	2,730	5,143	14,929	23,246
Operating Margin %	4.1%	9.3%	5.7%	10.2%
Operating Income as reported	881	5,075	11,770	23,178
Operating Margin %	1.3%	9.2%	4.5%	10.1%

Full Year 2015 Comments:

•	2015 revenues of $261.2 million were $32.7 million or 14.3% ahead of 2014. The impact of a stronger US dollar compared to 2014 reduced sales by $28.3 million.

•	2015 revenues included sales of $93.0 million from PM group that was acquired in January of 2015, without which sales would have reduced year over year by $60.3 million or 26%, principally the result of the slowdown in straight mast crane sales associated with the energy sector and the redeployment of equipment into the general construction market. Sales of higher capacity cranes used in the energy sector were also adversely impacted by this trend.

•	Sales of PM knuckle boom cranes continued to show positive trends in many world regions, with growing acceptance of the product in North America, and stronger demand from the improving West and Eastern Europe and Far Eastern economies. PM sales and distribution offices are located in ten different countries worldwide, with new branches opened in the Middle East and Northern Europe during 2015.

•	Operating income as adjusted was $14.9 million or 5.7% of sales, compared to $23.2 million or 10.2% of sales. The reduced level of sales of straight mast cranes and an adverse mix from a higher proportion of lower capacity cranes had an adverse impact on operating income. This was partially offset by sales of knuckle boom cranes and the sale of specialized military material handling equipment under recently awarded five year contracts.

Fourth Quarter Comments:

•	Fourth quarter 2015 revenues were $66.8 million compared to $55.1 million in 2014. Sales of straight mast and industrial cranes were down over 35% in the period compared to 2014, from the lower demand in the market, combined with an adverse mix of lower tonnage cranes, but were offset by PM knuckle boom crane sales which was not acquired until 2015.

•	Operating income as adjusted for the fourth quarter 2015 was $2.7 million or 4.1% of sales, compared to $5.1 million or 9.3% of sales in the fourth quarter of 2014. The lower operating income was principally from lower gross profit due to significantly reduced straight mast crane volumes partially offset by PM Group acquired in 2015.

ASV Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Revenues	$25,773	$2,264	$116,935	$2,264
% Change vs 2014	1,038.4%		5,065.0%
Operating Income as adjusted	176	199	6,416	199
Operating Margin %	0.7%	8.8%	5.5%	8.8%
Operating Income (Loss) as reported	176	(121)	5,496	(121)
Operating Margin %	0.7%	-5.3%	4.7%	-5.3%

ASV was acquired on December 19, 2014, therefore there is only 12 days of activity in 2014.

Full Year 2015 Highlights:

•	2015 revenues of $116.9 million compared to $2.3 million for the 12 day period from acquisition in 2014.

•	Sales into US general construction market were steady but characterized by an increasingly competitive pricing environment in the second half of the year.

•	Launched ASV brand and product in April 2015. ASV brand comprised 9% of machine sales for 2015 with dealer locations now approximately 100 in North America. (In 2015 ASV controlled 41% of revenue distribution excluding parts sales.)

•	Operating income as adjusted for acquisition transaction and restructuring related costs associated with the acquisition, was $6.4 million or 5.5% of sales. Gross profit margins were adversely impacted by competitive pricing. Operating expenses include costs related to implementation of Tier 4 Final engines across the product range that will be completed in 2016.

Fourth Quarter Highlights:

•	Fourth quarter 2015 revenues were $25.8 million compared to $2.3 million for the 12 day period from acquisition in 2014.

•	Machine sales for the fourth quarter 2015 were the second strongest quarter for the year, but were adversely impacted by a competitive pricing environment. Parts sales were steady in the quarter but OEM undercarriage sales were significantly down from previous quarters.

•	ASV branded equipment shipments increased 89% compared to the third quarter of 2015 and represented 20% of shipments in the quarter.

•	Operating income as adjusted for the fourth quarter 2015 was $0.2 million or 0.7% of sales, compared to $0.2 million or 8.8% of sales in the fourth quarter of 2014. The lower operating income was principally from lower gross profit due to significantly reduced OEM undercarriage sales and competitive pricing on machine sales.

Equipment Distribution Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Revenues	$2,853	$6,706	$13,216	$21,104
% Change vs 2014	-57.5%		-37.4%
Operating (Loss) Income as adjusted	(146)	236	(136)	374
Operating Margin %	-5.1%	3.5%	-1.0%	1.8%
Operating (Loss) Income as reported	(146)	236	(136)	374
Operating Margin %	-5.1%	3.5%	-1.0%	1.8%

Full Year 2015 Highlights:

•	2015 revenues of $13.2 million compared to $21.1 million for 2014, a reduction of $7.9 million or 37.4%.

•	Lower revenues resulted from a slowdown in equipment sales of $7.7 million or 48% compared to 2014, with the shortfall particularly from rough terrain cranes and used equipment, partially offset by an increase in rental sales.

•	2015 operating loss of $0.1 million compared to operating income of $0.4 million in 2014, principally from lower gross profit from the reduced new and used equipment sales.

Fourth Quarter Highlights:

•	Fourth quarter 2015 revenues of $2.9 million compared to $6.7 million in 2014, a reduction of $3.8 million or 57.5%.

•	Lower revenues resulted from reduced equipment sales of $3.2 million or 60% compared to 2014, with the shortfall particularly from rough terrain cranes and used equipment. The balance of the sales reduction was from lower parts, service and rental sales.

•	Operating loss of $0.1 million for the fourth quarter 2015 compared to operating income of $0.2 for 2014. Reduction of $0.3 million from reduced gross profit from lower sales and a lower proportion of parts service and rental revenues.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “Results for the year and the fourth quarter were significantly impacted by the reduced demand for our higher tonnage crane product that has been created by the energy sector slowdown and the redeployment of existing oil field equipment into other markets, and also by the negative impact of the stronger dollar on currency translation for both revenues and operating income. In fact, currency exchange rates accounted for $28.3 million in lower sales for the year. Our recent acquisitions provided welcome diversification and counter balancing and sales under our military contracts at Liftking ramped up during the fourth quarter and are expected to expand more consistently next year.

PM is securing orders on an international basis and is operating in a market of growing demand where we have not been competing until this year. ASV branded product is increasing its penetration into its new distribution network and will provide broader sales coverage in North America as we move forward and also provide margin support in an aggressive pricing environment. Cost control and debt reduction are our highest priorities as we rebalance after the recent acquisition activities. Our cost reduction initiative achieved $5.0 million in annual cost savings, exceeding our $4.0 million target despite lower volumes, and the actions put into place should deliver the $15 million savings over three year goal we established. We have reduced our debt by $45.0 million since the start of the year as adjusted for the acquisition of PM and remain committed to continue this in 2016.”

Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the results with the investment community. Anyone interested in participating in the call should dial 1-888-461-2024 if calling within the United States or 719-325-2376 if calling internationally. A replay will be available until March 17, 2015 which can be accessed by dialing 877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 8694772 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company’s corporate website, www.manitexinternational.com/eventspresentations.aspx.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom truck, truck and knuckle boom cranes, container handling equipment and reach stackers, rough terrain forklifts, and other related equipment. Our products, which are manufactured in facilities located in the USA, Canada, and Italy, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, O&S, CVS Ferrari, Badger, Liftking, Sabre, and Valla. ASV, our venture with Terex Corporation, manufactures and sells a line of high quality compact track and skid steer loaders.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Darrow Associates Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(516) 510-8768
djlangevin@manitexinternational.com	pseltzberg@darrowir.com

Manitex International, Inc.

Consolidated Statements of Income (Loss)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$93,491	$62,299	$386,737	$247,164
Cost of sales	78,292	50,016	317,231	199,715

Gross profit	15,199	12,283	69,506	47,449
Operating expenses
Research and development costs	1,629	526	5,829	2,093
Selling, general and administrative expenses	14,640	9,573	55,256	29,882

Total operating expenses	16,269	10,099	61,085	31,975

Operating income	(1,070)	2,184	8,421	15,474
Other income (expense)
Interest expense	(3,589)	(869)	(12,984)	(2,777)
Foreign currency transaction gain (loss)	(554)	(80)	30	(107)
Other income (loss)	89	31	23	(36)

Total other expense	(4,054)	(918)	(12,931)	(2,920)

(Loss) income before income taxes and loss in non-marketable equity interest from continuing operations	(5,124)	1,266	(4,510)	12,554
Income tax (benefit) expense from continuing operations	(901)	720	(725)	4,452
Loss in non-marketable equity interest, net of taxes	(80)	—	(199)	—

Net (loss) income from continuing operations	(4,303)	546	(3,984)	8,102
Discontinued operations: (Note 25)
Loss from operations of discontinued operations (including loss on disposal of $2,142 in 2015)	(2,443)	(537)	(2,083)	(1,911)
Income tax benefit	(804)	(327)	(743)	(776)

Loss on discontinued operations	(1,639)	(210)	(1,340)	(1,135)
Net (loss) income	(5,942)	336	(5,324)	6,967
Net (income) loss attributable to noncontrolling interest	447	136	(48)	136

Net (loss) income attributable to shareholders of Manitex International, Inc.	$(5,495)	$472	$(5,372)	$7,103

Earnings Per Share
Basic
(Loss) earnings from continuing operations attributable to shareholders’ of Manitex International, Inc.	$(0.24)	$0.05	$(0.25)	$0.59
Loss from discontinued operations attributable to shareholders’s of Manitex International, Inc.	$(0.10)	$(0.02)	$(0.08)	$(0.08)
(Loss) earnings attributable to shareholders’ of Manitex International, Inc.	$(0.34)	$0.03	$(0.34)	$0.51

Diluted
(Loss) earnings from continuing operations attributable to shareholders’ of Manitex International, Inc.	$(0.24)	$0.05	$(0.25)	$0.59
Loss from discontinued operations attributable to shareholders’s of Manitex International, Inc.	$(0.10)	$(0.01)	$(0.08)	$(0.08)
(Loss) earnings attributable to shareholders’ of Manitex International, Inc.	$(0.34)	$0.03	$(0.34)	$0.51
Weighted average common shares outstanding
Basic	16,015,219	13,980,142	15,970,074	13,858,189
Diluted	16,015,219	14,029,205	15,970,074	13,904,289

MANITEX INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,
	2015	2014
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$8,578	$4,368
Trade receivables (net)	63,388	58,433
Accounts receivable from related party	388	8,609
Other receivables	3,254	480
Inventory (net)	119,269	90,745
Deferred tax asset	2,951	1,325
Prepaid expense and other	4,872	1,691
Current assets of discontinued operations	—	8,206

Total current assets	202,700	173,857

Total fixed assets (net)	41,985	25,788
Intangible assets (net)	70,629	51,251
Goodwill	80,089	52,666
Other long-term assets	5,503	4,166
Non-marketable equity investment	5,752	5,951
Long-term assets of discontinued operations	—	3,477

Total assets	$406,658	$317,156

LIABILITIES AND EQUITY
Current liabilities
Notes payable—short term	$30,323	$11,880
Revolving credit facilities	1,795	2,798
Current portion of capital lease obligations	1,004	1,631
Accounts payable	62,137	34,113
Accounts payable related parties	1,611	503
Income tax payable on conversion of ASV	—	16,231
Accrued expenses	21,053	15,973
Other current liabilities	2,113	2,407
Current liabilities of discontinued operations	—	2,425

Total current liabilities	120,036	87,961

Long-term liabilities
Revolving term credit facilities	46,097	46,457
Notes payable	69,676	38,423
Capital lease obligations	5,850	2,710
Convertible note-related party (net)	6,737	6,611
Convertible note (net)	14,386	—
Deferred gain on sale of building	1,288	1,268
Deferred tax liability	4,525	2,082
Other long-term liabilities	7,763	1,973
Long-term liabilities of discontinued operations	—	1,665

Total long-term liabilities	156,322	101,189

Total liabilities	276,358	189,150

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at December 31, 2015 and December 31, 2014	—	—
Common Stock—no par value 25,000,000 shares authorized, 16,072,100 and 14,989,694 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	93,186	82,040
Paid in capital	2,630	1,789
Retained earnings	16,588	21,960
Accumulated other comprehensive loss	(5,392)	(1,023)

Equity attributable to shareholders of Manitex International, Inc.	107,012	104,766
Equity attributable to noncontrolling interest	23,288	23,240

Total equity	130,300	128,006

Total liabilities and equity	$406,658	$317,156

Manitex International, Inc.

Consolidated Statement of Cash Flows

	2015	2014
	Unaudited	Unaudited
Cash flows from operating activities:
Net (loss) income	$(5,324)	$6,967
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	12,082	4,188
Changes in allowances for doubtful accounts	(167)	165
Acquisition expenses financed by seller	—	183
(Gain) loss on disposal of assets	(119)	3
Changes in inventory reserves	1,069	156
Deferred income taxes	(2,074)	(254)
Amortization of deferred financing cost	1,204	259
Amortization of debt discount	743	—
Change in value of interest rate swaps	(706)	—
Loss in non-marketable equity interest	199	—
Share-based compensation	1,481	1,104
Deferred gain on sale and lease back	301	—
Reserves for uncertain tax provisions	60	(35)
Loss on sale of discontinued operations	1,378	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	23,475	(13,889)
(Increase) decrease in accounts receivable finance	—	315
(Increase) decrease in inventory	(10,286)	(7,010)
(Increase) decrease in prepaid expenses	(3,258)	(16)
(Increase) decrease in other assets	111	(123)
Increase (decrease) in accounts payable	6,717	2,676
Increase (decrease) in accrued expense	(2,458)	565
Increase (decrease) in income tax payable on ASV conversion	(16,231)	—
Increase (decrease) in other current liabilities	(1,472)	641
Increase (decrease) in other long-term liabilities	2,524	(30)
Discontinued operations - cash provided by (used) for operating activities	(214)	2,632

Net cash provided by used for operating activities	9,035	(1,503)

Cash flows from investing activities:

Acquisition of businesses, net of cash acquired	(13,747)	(24,998)
Proceeds from the sale of fixed assets	518	—
Purchase of property and equipment	(2,369)	(784)
Investment in intangibles other than goodwill	(233)	—
Proceeds from the sale of discontinued operations	6,525	—
Discontinued operations - cash used for investing activities	(96)	(140)

Net cash used for investing activities	(9,402)	(25,922)

Cash flows from financing activities:
New borrowings—term loan	14,000	—
Repayment of term loan	(11,800)	—
Net proceeds from stock offering	—	12,500
New borrowings—convertible notes	15,000	7,500
Borrowing on revolving term credit facilities	443	5,563
Net borrowings (repayments) on working capital facilities	(7,731)	2,532
New borrowings—other	7,289	677
Bank fees and cost related to new financing	(1,274)	(519)
Note payments	(8,466)	(947)
Shares repurchased for income tax withholding on share-based compensation	(75)	(114)
Excess tax benefits related to vesting of restricted stock	—	22
Proceeds from capital leases	—	942
Payments on capital lease obligations	(1,446)	(1,397)
Discontinued operations - cash used for financing activities	—	(113)

Net cash provided by financing activities	5,940	26,646

Net increase (decrease) in cash and cash equivalents	5,573	(779)
Effect of exchange rate changes on cash	(1,363)	(944)
Cash and cash equivalents at the beginning of the year	4,368	6,091

Cash and cash equivalents at end of period	$8,578	$4,368

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses both GAAP and non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets. The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, or for the three and twelve month periods ended December 31, 2015, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “Adjusted EBITDA” (GAAP Operating Income adjusted for acquisition transaction related expense, restructuring and related expense, and Foreign exchange and other, and depreciation and amortization) and Adjusted Net Income (net income attributable to Manitex shareholders adjusted for acquisition transaction related and restructuring and related expense, net of tax, and change in net income attributable to noncontrolling interest). These non-GAAP terms, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Neither Adjusted Net Income nor Adjusted EBITDA are a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing financial performance. Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of Operating Income to Adjusted EBITDA and Adjusted Net Income is provided below.

The Company’s management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of sales and Adjusted Net Income represent key operating metrics for its business. GAAP Operating Income adjusted for acquisition transaction related expense, restructuring and related expense, Foreign exchange and other, and depreciation and amortization (Adjusted EBITDA), and Adjusted Net Income, GAAP net income adjusted for acquisition transaction and restructuring related expense are a key indicator used by management to evaluate operating performance. While Adjusted EBITDA and Adjusted Net Income are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. These calculations may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of Adjusted EBITDA and Adjusted Net Income to GAAP financial measures for the three and twelve month periods ended December 31, 2015 and 2014 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Operating Income to Adjusted EBITDA (in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Operating (loss) income	($1,070)	$2,184	$8,421	$15,474
Acquisition transaction related, restructuring and related expense and foreign exchange and other adjustments	1,864	2,356	5,272	2,356
Depreciation & Amortization	2,777	1,140	12,082	4,188
Adjusted Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$3,571	$5,680	$25,775	$22,018
Adjusted EBITDA % to sales	3.8%	9.1%	6.7%	8.9%

Reconciliation of GAAP Net (Loss) Income to Adjusted Net Income (in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net (loss) income from continuing operations	($4,303)	$546	($3,984)	$8,102
Net (income) loss attributable to noncontrolling interest	447	136	(48)	136
Net income (loss) from continuing operations attributable to Manitex shareholders	($3,856)	$682	($4,032)	$8,238
Pre – tax acquisition transaction related, restructuring and related and Foreign Exchange and other expense adjustments	2,532	2,517	5,940	2,517
Tax effect based on effective tax rate	390	(773)	(845)	(773)
Change in net income attributable to noncontrolling interest	—	(157)	(451)	(157)
Adjusted Net Income from continuing operations attributable to Manitex shareholders	($1,714)	$2,269	$612	$9,825
Weighted average diluted shares outstanding	16,015,219	14,029,205	15,970,074	13,904,289
Diluted earnings (loss) per share from continuing operations as reported	($0.24)	$0.05	($0.25)	$0.59
Total EPS Effect	$0.13	$0.11	$0.29	$0.11
Adjusted Diluted earnings per share from continuing operations as adjusted	($0.11)	$0.16	$0.04	$0.71

Acquisition transaction and restructuring related expense

After tax expense and per share amounts (Adjusted Net Income) are calculated using pre-tax amounts, applying a tax rate based on the effective tax rate to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

Three and Twelve Months Ended December 31, 2014	Pre-tax	After-tax	EPS
Acquisition transaction related	$2,176	$1,508	$0.11
Restructuring and related expense	—	—	—
Foreign exchange and other	$341	$236	$0.01
Change in noncontrolling interest	($157)	($157)
Total	$2,360	$1,587	$0.11

Three Months Ended December 31, 2015	Pre-tax	After-tax	EPS
Acquisition transaction related	$15	$12	—
Restructuring and related expense	$1,757	$1,487	$0.09
Foreign exchange and other	$760	$643	$0.04
Total	$2,532	$2,142	$0.13

Twelve Months Ended December 31, 2015	Pre-tax	After-tax	EPS
Acquisition transaction related	$2,986	$2,526	$0.16
Restructuring and related expense	$2,194	$1,856	$0.12
Foreign exchange and other	$760	$643	$0.04
Change in noncontrolling interest	$(451)	$(451)	$(0.03)
Total	$5,489	$4,644	$0.29

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	December 31, 2015	December 31, 2014	September 30, 2015
Backlog	$82,522	$98,158	$85,628
12/31/2015 Decrease v prior periods		(15.9%)	(3.6%)

Current Ratio is calculated by dividing current assets by current liabilities.

	December 31, 2015	December 31, 2014
Current Assets	$202,700	$173,857
Current Liabilities	120,036	$87,961
Current Ratio	1.7	2.0

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, convertible notes and revolving credit facilities. Debt to Adjusted EBITDA ratio is calculated by dividing total debt at the balance sheet date by trailing twelve month Adjusted EBITDA.

	December 31, 2015	December 31, 2014
Current portion of long term debt	30,323	11,880
Current portion of capital lease obligations	1,004	1,631
Revolving credit facilities	1,795	2,798
Revolving term credit facilities	46,097	46,457
Notes payable – long term	68,676	38,423
Capital lease obligations	5,850	2,710
Convertible Notes	21,123	6,611
Debt	$175,868	$110,510

Adjusted EBITDA	$25,775	$22,018
Debt to Adjusted EBITDA Ratio	6.8	5.0

Interest Cover is calculated by dividing Adjusted EBITDA (GAAP Operating Income adjusted for acquisition transaction expense and restructuring related expense and other exceptional costs and depreciation and amortization) for the trailing twelve month period by interest expense as reported in the Consolidated Statement of Income for the same period.

	12 Month Period January 1, 2015 to December 31, 2015	12 Month Period January 1, 2014 to December 31, 2014
Adjusted EBITDA	$25,775	$22,018
Interest Expense	12,984	2,777
Interest Cover Ratio	2.0	7.9

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	December 31, 2015	December 31, 2014
Trade receivables (net)	$63,388	$58,433
Inventory (net)	119,269	90,745
Less: Accounts payable	62,137	34,113
Total Operating Working Capital	$120,520	$115,065
% of Trailing Three Month Annualized Net Sales	32.2%	46.2%

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	December 31, 2015	December 31, 2014	September 30, 2015
Net sales	$93,491	$62,299	$91,691
Multiplied by 4	4	4	4
Trailing Three Month Annualized Net Sales	$373,964	$249,196	$366,764

Working capital is calculated as total current assets less total current liabilities

	December 31, 2015	December 31, 2014
Total Current Assets	$202,700	$173,857
Less: Total Current Liabilities	120,036	87,961
Working Capital	$82,664	$85,896